FOR IMMEDIATE RELEASE

DATE:      February 8, 2008
CONTACT:   Joseph F. Conners
           Executive Vice President and Chief Financial Officer
PHONE:     (215) 864-6000

BENEFICIAL MUTUAL BANCORP, INC. ANNOUNCES FOURTH QUARTER AND YEAR END RESULTS

PHILADELPHIA, PENNSYLVANIA, February 8, 2008 -- Beneficial Mutual Bancorp, Inc. (the "Company") (NASDAQGS: BNCL) today announced a net loss of $168,000 or $0.00 per share for the fourth quarter of 2007, compared to net income of $3.4 million or $0.08 per share for the fourth quarter of 2006. The loss included a $3.9 million charge for severance benefits for 40 employees released in a reduction in force, which was announced on October 12, 2007, an increase in the provision for loan losses of $2.2 million during the three months ended December 31, 2007 compared to the same three month period in 2006 and an impairment charge of $1.2 million related to the value of common equity securities of various financial services companies that it deemed to be other-than-temporarily-impaired. These charges were partially offset by an income tax benefit of $4.4 million recorded in the fourth quarter of 2007, compared to income tax expense of $317,000 in the same period in 2006.

IN JULY 2007, THE COMPANY COMPLETED ITS INITIAL PUBLIC MINORITY STOCK OFFERING AND ACQUIRED FMS FINANCIAL CORPORATION ("FMS"), PARENT COMPANY OF FARMERS & MECHANICS BANK OF BURLINGTON, NEW JERSEY, WHICH RESULTED IN SIGNIFICANT CHANGES TO THE COMPANY'S BALANCE SHEET AND INCOME STATEMENT FOR THE YEAR ENDED DECEMBER 31, 2007.

"2007 was a transformative year for Beneficial," said President and CEO Gerard Cuddy. "With the completion of our initial public minority stock offering and the acquisitions of FMS and the CLA Insurance Agency, we have strengthened our capital position, expanded our market area, and doubled our capacity to generate insurance revenue." Cuddy added, "Equally important, we have refocused our entire team on customer service, growth, increased market share and profitability." He continued, "In a challenging credit environment, we remain proud of our tradition of conservative underwriting and portfolio management, which are the hallmarks of our strong asset quality."

For the year ended December 31, 2007, the Company reported a net loss of $1.5 million or $0.03 per share, compared to net income of $11.6 million or $0.25 per share for the year 2006. The net loss for the year ended December 31, 2007 included the Company's $10.0 million contribution to The Beneficial Foundation (the "Foundation") and an income tax benefit of $4.5 million compared to income tax expense of $2.3 million in fiscal 2006. The Foundation was established in connection with the Company's minority stock offering to make grants and donations to non-profit organizations primarily located within the Company's market area.

The Company is a community-based, diversified financial services company providing consumer and commercial banking services. Its principal subsidiary, Beneficial Bank (the "Bank"), has served individuals and businesses in the Delaware Valley area for more than 150 years. The Bank is the oldest and largest bank headquartered in Philadelphia, Pennsylvania with 72 offices in the greater Philadelphia and South Jersey regions. Insurance services are offered through the Beneficial Insurance Services, LLC and wealth management services are offered through the Beneficial Advisors, LLC, both wholly owned subsidiaries of the Bank. For more information about the Bank and the Company, please visit www.thebeneficial.com.

Highlights for the quarter included:

           o The Company, through the Bank's wholly owned subsidiary, Beneficial Insurance Services, LLC, acquired the business of the CLA Agency, Inc. ("CLA"). Headquartered in Newtown Square, Pennsylvania, CLA is a full-service property and casualty, and professional liability insurance brokerage company.

           o The Bank's net interest margin increased 36 basis points during the three months ended December 31, 2007 to 3.27% compared to 2.91% during the same period in 2006.

           o The Bank's non-interest income increased $1.5 million, or 56.9% to $4.1 million for the quarter ended December 31, 2007, compared to the same period in 2006, and included an increase in insurance commission income of $875,000, related primarily to the acquisition of CLA, and an increase in service charges and other income of $2.0 million, associated with the acquisition of FMS.


Balance Sheet
-------------

Total assets increased $1.3 billion, or 54.7%, to $3.6 billion at December 31, 2007, compared to $2.3 billion at December 31, 2006. The increase in total assets was primarily due to an increase in investment securities of $601.8 million and an increase to net loans of $426.1 million during this period. In addition, goodwill and other intangibles increased by approximately $130.9 million, resulting from the acquisitions of FMS and CLA.

Total deposits increased $787.1 million, or 46.9%, to $2.5 billion at December 31, 2007 compared to $1.7 billion at December 31, 2006. Interest bearing deposits increased $634.8 million, or 40.0%, to $2.2 billion and non-interest bearing deposits increased $152.3 million, or 169.2%, to $242.4 million during this period.

Stockholders' equity increased $338.7 million, or 120.8%, to $619.1 million at December 31, 2007 compared to $280.4 million at December 31, 2006. The proceeds of the Company's minority stock offering and merger with FMS increased stockholders' equity $328.8 million during this period.

Asset Quality
-------------

The Bank does not originate subprime loans, which are defined as mortgage loans advanced to borrowers who do not qualify for market interest rates because of problems with their credit history.

Net charge-offs during the three month period ended December 31, 2007 increased to $923,000, or 0.04% of average loans outstanding, compared to $366,000, or 0.02% of average loans outstanding for the same three month period in 2006. For the year ended December 31, 2007, net charge-offs increased to $1.5 million, or 0.08% of average loans outstanding, compared to $1.3 million, or 0.07% in the period in 2006.

Nonperforming loans totaled $16.3 million, or 0.46% of total assets, at December 31, 2007 compared to $8.2 million, or 0.35% of total assets, at December 31, 2006. The increase in nonperforming loans during the year ended December 31, 2007 includes two loans to affiliates of a Philadelphia-based builder and development company that filed for Chapter 11 bankruptcy in June 2007.

Real estate owned increased $2.0 million to $4.8 million at December 31, 2007 compared to $2.8 million at December 31, 2006. The increase is largely the result of real estate owned that was recorded as part of the acquisition of FMS and its wholly owned subsidiary, Farmers & Mechanics Bank, which primarily includes former Farmers & Mechanics Bank branch and potential branch office locations that were closed by FMS in June 2007 prior to the acquisition.

The allowance for loan losses at December 31, 2007 totaled $23.3 million, or 1.10%, of total loans outstanding, compared to $17.4 million, or 1.03%, of total loans outstanding, at December 31, 2006. The Bank recorded a provision for loan losses of $2.2 million during the three months ended December 31, 2007 compared to $0 for the same three month period in 2006. The Bank recorded a provision for loan losses of $2.5 million for the year ended December 31, 2007 compared to $1.6 million for the comparable period in 2006. The increase in the provision for loan losses in the 2007 periods compared to the same periods in 2006 is primarily the result of increases in nonperforming loans.

Net Interest Income
-------------------

The Company's net interest income increased $9.8 million, or 60.4%, to $26.1 million for the three months ended December 31, 2007 from the comparable period in 2006. The net interest margin increased 36 basis points to 3.27% and average interest earning assets increased $957.2 million, or 42.8%, during this period. For the year ended December 31, 2007, net interest income increased $19.7 million, or 30.6%, to $84.1 million from the comparable period in 2006.

Non-interest Income
-------------------

Non-interest income increased $1.5 million, or 56.9%, to $4.1 million for the three months ended December 31, 2007 from the comparable period in 2006. For the year ended December 31, 2007, non-interest income increased $2.8 million, or 27.0%, to $13.4 million from fiscal 2006. The increases in non-interest income were primarily due to increases in insurance commission and service charges and other income during the three months and year ended December 31, 2007.

Non-interest Expense
--------------------

Non-interest expense increased by $17.5 million, or 115.7%, to $32.6 million for the three months ended December 31, 2007 from the comparable period in 2006. For the year ended December 31, 2007, non-interest expense increased $41.6 million, or 70.0%, to $101.0 million from fiscal 2006. The increases in non-interest expense were primarily due to a $10.0 million contribution to the Foundation, a reduction in force totaling $3.9 million, as well as increases in salaries, employee benefits, advertising expenses and professional fees incurred as a result of the Company's minority stock offering and integration of Farmers & Mechanics Bank.

Forward Looking Statements
--------------------------

This news release may contain forward-looking statements, which can be identified by the use of words such as "believes," "expects," "anticipates," "estimates" or similar expressions. Such forward-looking statements and all other statements that are not historic facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. These factors include, but are not limited to, general economic conditions, changes in the interest rate environment, legislative or regulatory changes that may adversely affect our business, changes in accounting policies and practices, changes in competition and demand for financial services, adverse changes in the securities markets, changes in deposit flows and changes in the quality or composition of the Company's loan or investment portfolios. Additionally, other risks and uncertainties may be described in the Company's Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q or its other reports as filed with the Securities and Exchange Commission, which are available through the SEC's website at www.sec.gov. Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.


BENEFICIAL MUTUAL BANCORP, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)
                                                                                    DECEMBER 31,       DECEMBER 31,
                                                                                       2007                2006
                                                                                 ----------------   ----------------
 ASSETS:
   Cash and Cash Equivalents:
      Cash and due from banks                                                      $      53,545      $      20,320
      Interest-bearing deposits                                                            4,782                252
      Federal funds sold                                                                       0                502
                                                                                 ----------------   ----------------
                Total cash and cash equivalents                                           58,327             21,074

   Investment Securities:
      Available for sale (amortized cost of $938,835 and $337,338
          at December 31, 2007 and December 31, 2006, respectively)                      949,795            332,940
      Held to maturity (estimated fair value of $111,127 and $127,233
          at December 31, 2007 and December 31, 2006, respectively)                      111,986            130,357
      Federal Home Loan Bank stock, at cost                                               18,814             15,544
                                                                                 ----------------   ----------------
                Total investment securities                                            1,080,595            478,841
                                                                                 ----------------   ----------------

   Loans:                                                                              2,120,922          1,688,825
      Allowance for loan losses                                                          (23,341)           (17,368)
                                                                                 ----------------   ----------------
                Net loans                                                              2,097,581          1,671,457

   Accrued Interest Receivable                                                            18,089             11,565

   Bank Premises and Equipment, net                                                       79,027             33,168

   Other Assets:
      Goodwill                                                                           110,735              6,679
      Bank owned life insurance                                                           29,405             28,003
      Other intangibles                                                                   28,799              1,956
      Other assets                                                                        55,627             47,476
                                                                                 ----------------   ----------------
                Total other assets                                                       224,566             84,114
                                                                                 ----------------   ----------------

 Total Assets                                                                      $   3,558,184      $   2,300,219
                                                                                 ================   ================

 LIABILITIES AND STOCKHOLDERS' EQUITY:
   Liabilities:
      Deposits:
            Non-interest bearing deposits                                          $     242,351      $      90,040
           Interest bearing deposits                                                   2,222,812          1,588,014
                                                                                 ----------------   ----------------
                Total deposits                                                         2,465,163          1,678,054
         Borrowed funds                                                                  407,122            294,896
        Other liabilities                                                                 66,781             46,854
                                                                                 ----------------   ----------------
                Total liabilities                                                      2,939,066          2,019,804
                                                                                 ----------------   ----------------
   Commitments and Contingencies
   Stockholders' Equity:
      Preferred Stock - $.01 par value, 100,000,000 shares authorized, none issued or outstanding as of December 31, 2007; none authorized, issued
       or outstanding as of December 31, 2006                                                  0                  0
      Common Stock - $.01 par value, 300,000,000 shares authorized, 82,264,600 shares issued and outstanding as of December 31, 2007; $1.00 par value
        100,000 authorized, 100 shares issued and outstanding as of
        December 31, 2006                                                                    823                  0
      Additional paid-in capital                                                         360,126                  0
      Unearned common stock held by employee stock ownership plan                        (30,635)                 0
      Retained earnings (partially restricted)                                           291,360            293,157
      Accumulated other comprehensive loss, net                                           (2,556)           (12,742)
                                                                                 ----------------   ----------------
                Total stockholders' equity                                               619,118            280,415
                                                                                 ----------------   ----------------
 Total Liabilities and Stockholders' Equity                                        $   3,558,184      $   2,300,219
                                                                                 ================   ================

BENEFICIAL MUTUAL BANCORP, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                                             THREE MONTHS ENDED                    YEAR ENDED
                                                                DECEMBER 31,                       DECEMBER 31,
                                                       ----------------------------------------------------------------------

                                                             2007             2006              2007               2006
                                                       ---------------   --------------   ----------------   ----------------
INTEREST INCOME:
  Interest and fees on loans                             $     33,106      $    27,054        $   117,334        $   104,143
  Interest on federal funds sold                                  336               20              1,613                 78
  Interest and dividends on investment securities:
     Taxable                                                   14,042            5,715             37,885             22,160
     Tax-exempt                                                   310              248              1,062                945
                                                       ---------------   --------------   ----------------   ----------------
                    Total interest income                      47,793           33,037            157,894            127,326
                                                       ---------------   --------------   ----------------   ----------------
INTEREST EXPENSE:
  Interest on deposits:
     Interest bearing checking accounts                         1,722              427              4,250              1,747
     Money market and savings deposits                          3,556            2,536             12,503              8,898
     Time deposits                                             11,464            9,393             40,501             33,974
                                                       ---------------   --------------   ----------------   ----------------
               Total                                           16,742           12,356             57,254             44,619

  Interest on borrowed funds                                    4,963            4,417             16,520             18,277
                                                       ---------------   --------------   ----------------   ----------------
                     Total interest expense                    21,705           16,773             73,774             62,896
                                                       ---------------   --------------   ----------------   ----------------

Net interest income                                            26,088           16,264             84,120             64,430
Provision for loan losses                                       2,170                0              2,470              1,575
                                                       ---------------   --------------   ----------------   ----------------

Net Interest Income After Provision for Loan Losses            23,918           16,264             81,650             62,855
                                                       ---------------   --------------   ----------------   ----------------

NON-INTEREST INCOME:
     Insurance commission income                                2,110            1,235              5,223              4,279
     Service charges and other income                           3,508            1,455              9,053              5,581
     Impairment charge on securities available for sale        (1,192)               0             (1,192)                 0
     (Loss) Gain on sale of investment securities
      available for sale                                         (368)            (102)               288                672
                                                       ---------------   --------------   ----------------   ----------------
                Total non-interest income                       4,058            2,586             13,372             10,531
                                                       ---------------   --------------   ----------------   ----------------

NON-INTEREST EXPENSE:
     Salaries and employee benefits                            18,832            8,819             51,118             34,412
     Contribution to Beneficial Foundation                          0                0              9,995                  0
     Occupancy                                                  2,913            2,031              9,367              7,566
     Depreciation, amortization and maintenance                 2,227            1,310              6,970              5,269
     Advertising                                                1,747              286              4,507              2,049
     Amortization of intangible                                 1,810              107              3,434                426
     Other                                                      5,030            2,545             15,641              9,717
                                                       ---------------   --------------   ----------------   ----------------
               Total non-interest expense                      32,559           15,098            101,032             59,439
                                                       ---------------   --------------   ----------------   ----------------

(Loss) Income before income taxes                             (4,583)            3,752             (6,010)            13,947
                                                       ---------------   --------------   ----------------   ----------------

Income tax (benefit) expense                                  (4,415)              317             (4,465)             2,322
                                                       ---------------   --------------   ----------------   ----------------

NET (LOSS) INCOME                                        $      (168)      $     3,435        $    (1,545)       $    11,625
                                                       ---------------   --------------   ----------------   ----------------

(LOSS) EARNINGS PER  SHARE - Basic and Diluted           $     (0.00)      $      0.08        $     (0.03)       $      0.25
                                                       ---------------   --------------   ----------------   ----------------

Average common shares outstanding - Basic and Diluted      79,143,390       45,792,775         61,374,792         45,792,775

Earnings per share information in calculated by giving retroactive application to the periods presented of the weighted average number of mutual holding company shares outstanding (45,792,775) on the July 13, 2007 closing date of the minority stock offering.


BENEFICIAL MUTUAL BANCORP, INC. AND SUBSIDIARIES
SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA OF THE COMPANY (UNAUDITED)
(DOLLARS IN THOUSANDS)

                                                 DECEMBER 31,             DECEMBER 31,
                                                     2007                    2006
                                               ------------------       ---------------
ASSET QUALITY INDICATORS:
  Non-performing assets:
       Non-accruing loans                         $    7,685               $      534
       Accruing loans past due 90 days or more         8,626                    7,617
                                                --------------           --------------
Total non-performing loans                            16,311                    8,151

Real estate owned                                      4,797                    2,809
                                                --------------           --------------

             Total non-performing assets          $   21,108               $   10,960
                                                ==============           ==============

Ratio of nonperforming loans to total loans             0.77%                    0.48%

Ratio of nonperforming loans to total assets            0.46%                    0.35%

Ratio of  nonperforming assets to total assets          0.59%                    0.48%


                                             FOR THE THREE MONTHS ENDED               FOR THE YEAR ENDED
                                                    DECEMBER 31,                         DECEMBER 31,
                                          ----------------------------------    --------------------------------
                                                2007             2006                2007             2006
                                          ----------------- ----------------    ---------------- ---------------
PERFORMANCE RATIOS:
(ANNUALIZED)
Return on average assets                        (0.02%)          0.58%              (0.05%)            0.49%
Return on average equity                        (0.11%)          4.70%              (0.35%)            4.04%
Net interest margin                              3.27%           2.91%               3.17%             2.87%

                                                    DECEMBER 31,
                                          ----------------------------------
                                                2007             2006
                                          ----------------- ----------------
OTHER:
EMPLOYEES (FULL-TIME EQUIVALENTS)               820               546